Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Scholastic Corporation Employee Stock Purchase Plan of our reports dated July 26, 2016, with respect to the consolidated financial statements and schedule of Scholastic Corporation and the effectiveness of internal control over financial reporting of Scholastic Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 7, 2016